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                                                                    EXHIBIT 10.3

                    RESTATED AND AMENDED PURCHASE AGREEMENT

     THIS RESTATED AND AMENDED PURCHASE AGREEMENT (the "Agreement") is dated as of the 3rd day of August, 1995, by and among MICROAGE COMPUTER CENTERS, INC., a Delaware corporation ("MCCI"), MICROAGE SOLUTIONS, INC., a Delaware corporation, MCSA, INC., a Delaware corporation, MCSB, INC., a Delaware corporation, MCSJ, INC., a Delaware corporation, MCSP, INC., a Delaware corporation, MCSQ, INC., a Delaware corporation, KELLY MICRO SYSTEMS, INC., a California corporation and MCST, INC., a Delaware corporation (individually and collectively, the "Seller"), and DEUTSCHE FINANCIAL SERVICES CORPORATION (formerly known as ITT Commercial Finance Corp.), a Nevada corporation (the "Purchaser").

                                R E C I T A L S

     A. The Seller sells computer products and provides services related to such computer products in the ordinary course of its business (the "Products" and the "Services", respectively, or collectively, the "Goods") to customers.

     B. The Seller may sell and the Purchaser may purchase from time to time, for cash, on the terms and conditions set forth herein, all of Seller's right, title and interest in and to payment for the Products sold and Services rendered by the Seller (collectively the "Receivables" or, individually, a "Receivable").

     C. The Purchaser wishes to employ the Seller as the Purchaser's initial Collection Agent with respect to Receivables sold by Seller, subject to the provisions of Section 3.1.D hereof, in connection with the collection of the amounts owing on the Receivables, and wishes to pay the Seller a Collection Fee or Fees, as herein defined, in return for the Seller's services as Collection Agent.

     D. The Seller and the Purchaser desire to enter into this Agreement to govern the purchase and sale of the Receivables, the administration and collection thereof, and related matters.

     E. MCCI has requested that Purchaser provide to it (i) an inventory floorplan credit facility (the "Regular Line of Credit") in the amount of $50,000,000, and (ii) a supplemental inventory credit facility (the "Supplemental Line of Credit") and an accounts receivable purchase facility (the "A/R Facility") in the aggregate amount of $350,000,000.00 (the "Aggregate A/R and Supplemental Inventory Limit"). Pursuant to this Purchase Agreement, Purchaser is agreeing to provide the A/R Facility requested by MCCI. The Regular Line of Credit and the Supplemental Line of Credit are being provided pursuant to the terms of that certain Second Restated Agreement for Wholesale Financing dated even date herewith (the "AWF").

     F. Seller and Purchaser desire to amend and restate in its entirety that certain Purchase Agreement dated as of February 25, 1993, as amended, by and among Seller and Purchaser (the "Original Agreement").

     NOW, THEREFORE, in consideration of the agreements contained herein and for other good and valuable consideration, the parties hereto mutually agree that the Original Agreement is hereby amended and restated in its entirety to read as follows:

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                                  ARTICLE 1
                                 Definitions

     Section 1.1.  Definitions.

     Except as otherwise specified in this Agreement, all references (i) to any Person, other than the Seller, shall be deemed to include such Person's successors and assigns, and (ii) to any law, agreement, statute or contract specifically defined or referred to in this Agreement shall be deemed references to such law, agreement, statute or contract as the same may be supplemented, amended, waived, consolidated, replaced or modified from time to time, but only to the extent permitted by, and effected in accordance with, the terms hereof. The words "herein," "hereof" and "hereunder" and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any provision of this Agreement, and "Article," "Section," "paragraph," "Schedule" and respective references are to this Agreement unless otherwise specified. Whenever the context so requires, words importing any gender include the other genders. Any of the terms defined in this Article 1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference; the singular includes the plural and the plural includes the singular. All references to "Seller" shall mean all of the entities set forth on the first page of this Agreement as included in the definition of such term, jointly and severally.

     All terms defined in this Article 1 shall have the defined meanings when used in this Agreement or, except as otherwise expressly stated therein, any certificate, opinion or other document delivered pursuant to this Agreement.

     All accounting terms not otherwise defined in this Article 1 or elsewhere in this Agreement shall have the meanings assigned them in conformity with GAAP.

     All terms used in Article 9 of the UCC and not specifically defined in this Article 1 or elsewhere in this Agreement shall be defined herein as such terms are defined in the UCC as in effect in the State of Arizona on the date hereof.

     References to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form. References to "written" include "printed," "typed," "lithographed" and other adjectives relating to words reproduced in a tangible visible form consistent with the preceding sentence. The words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation."

     Aging Schedule. Collectively, the detail and summary schedules maintained by the Seller with respect to collections on the Seller's Receivables, substantially in the form of Exhibit V.

     A/R and Supplemental Inventory Limit.  As defined in Clause E of the
Recitals.

     Assignment. An agreement in the form attached as Exhibit I assigning and transferring from the Seller to the Purchaser the interests of the Seller in the Receivables described in the schedule to that Assignment.

     Billing Date. The date on which a sale of Goods occurs resulting in the creation of a Receivable.

     Business Day. Any day excluding Saturday, Sunday and any day which is a day on which the Purchaser is closed or national banking institutions are authorized or required by law or other governmental action to close.

     Calendar Quarter. A three-month period ending on the last day of any March, June, September or December.

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     Charged Off.  A Sold Receivable on which any payment is 91 days or more past due and which either (i) if owned by the Seller, would have been charged off by Seller in accordance with its customary credit and collection policies or (ii) has been charged off by the Purchaser in accordance with its customary credit and collection policies.

     Closing Date. The date that the Purchaser makes its initial Purchase of Receivables, in accordance with Section 2.1.

     Collection Agent. A Person that is selected and appointed by the Purchaser, in accordance with Section 3.1, to act on the Purchaser's behalf in the administration, servicing and collection of the Sold Receivables. Such Person may be the Seller.

     Collection Fee. A fee equal to twenty-five one-hundredths of one percent (0.25%) of that portion of the Outstanding Balance of all Sold Receivables which Seller has elected to receive (if Seller has received any or all of the amount due prior to Collection of such Sold Receivables by Purchaser) pursuant to the third sentence of Section 2.1.B, as reflected on each Receivables Purchase Settlement Statement, times the fraction, the numerator of which is the actual number of days from the Settlement Date on which such Receivables Purchase Settlement Statement was issued to the date of the next Settlement Date, and the denominator of which is 360, to be paid by the Purchaser to the Seller as Collection Agent in consideration of Seller's agreement to serve as a Collection Agent and as compensation for such Collection Agent's services, payable to the extent provided in the Receivables Purchase Settlement Statement relating to such Receivables.

     Collections. All amounts received by a Collection Agent or the Purchaser from any Obligor as a payment with respect to a Sold Receivable.

     Collections Account. An account or accounts established for the purpose of depositing Collections pursuant to this Agreement.

     Contract. An agreement pursuant to which an Obligor agrees to pay money to the Seller for Products sold or Services rendered by the Seller in the ordinary course of its business.

     Credit Adjustment. Any refund, rebate, credit or other adjustment granted to an Obligor with respect to a Sold Receivable.

     Defaulted Receivable. (i) A Sold Receivable that the Collection Agent determines in good faith to be uncollectible, and (ii) a Sold Receivable which remains unpaid 61 days following the due date, as established by the Seller at the time of the creation of the Receivable, or that remains unpaid 91 days from the Billing Date, whichever occurs first.

     Depositary. Any bank or banks chosen by the Purchaser, and approved by the Seller.

     Dollars.  Lawful money of the United States of America.

     Event of Default.  As defined in Section 12.1.

     Federal Bankruptcy Code. The bankruptcy code of the United States of America codified in Title 11 of the United States Code, as amended.

     Financing Statement. The financing statements that are properly filed with the various Secretaries of State or other jurisdictions to perfect security interests in any property described by such financing statements.

     Funding Date. The first Business Day immediately following each Settlement Date.
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     GAAP.  Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

     Indemnitees.  As defined in Section 10.1.

     Investment Grade. A corporation which has (or parent of which has) long-term debt rated BBBor higher by Standard & Poor's Corporation or Baa3 or higher by Moody's Investors Service, Inc.

     Lien. A mortgage, pledge, lien, security interest or other charge or encumbrance of any kind (including without limitation any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

     Net Purchase Price. With respect to any Sold Receivable, the total outstanding principal balance of such Sold Receivable, minus the Deferred Purchase Price, as defined in Section 4.2, attributable to such Sold Receivable, as determined as of the Settlement Date.

     Non-investment Grade.  A corporation which is not Investment Grade.

     Notices. All notices, requests, demands and other communications provided for under this Agreement.

     Obligor. A customer to whom the Seller has sold Products or provided Services and who has agreed to pay money to the Seller therefor whether or not pursuant to a Contract.

     Officer's Certificate. A certificate executed on behalf of the Seller by its chief financial officer, treasurer or other authorized officer.

     Outstanding Balance. With respect to any Receivable, the total outstanding principal balance thereof, together with all accrued and unpaid interest thereon.

     Party.  Seller or Purchaser, as defined.

     Person. Natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, incorporated or unincorporated associations, companies, limited liability companies, trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof, or any other entity of any kind.

     Prime Rate. With respect to any calendar month, the rate of interest announced by Chase Manhattan Bank at its New York City offices as being its prime commercial lending rate on the last Business Day of the preceding calendar month; provided, however, that for purposes of this Purchase Agreement, the Prime Rate shall not be deemed to be less than five and three fourths percent (5.75%) per annum.

     Proportion.  As defined in Section 6.6.

     Purchase.  A purchase of Receivables made by the Purchaser pursuant to
Section 2.1.

     Receivables Purchase Settlement Statement. A statement substantially in the form of Exhibit IV to be prepared by the Purchaser.
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     Receivables Servicing Settlement Statement.  A statement substantially in the form of Exhibit III to be prepared by the Seller.

     Releases. The termination statements or other documents that are filed with the various Secretaries of State or other jurisdictions for the purpose of releasing any security interests that have been filed or perfected through the filing of one or more Financing Statements.

     Repurchase. The repurchase by the Seller in immediately available funds of any Sold Receivable at a price equal to the Outstanding Balance thereof as of the date such Sold Receivable is repurchased.

     Request for Information or Copies. The documents that are submitted to the various Secretaries of State or other jurisdictions for the purpose of ascertaining whether or not any financing statements, tax liens, judgment liens or other filings have been filed with respect to some item of property.

     Secretary of State. Any Secretary of State, or any person acting in an official capacity for such person or for other jurisdictions, elected or appointed, to receive filings of Financing Statements, articles of incorporation or other documents pertaining to the business structure or operation of any of the entities referred to in this Agreement.

     Settlement Date. Each Tuesday of each week, or the immediately following Business Day if such Tuesday is not a Business Day, and such other dates as may be agreed to by the Seller and the Purchaser.

     Settlement Statements. Any Receivables Purchase Settlement Statement or any Receivables Servicing Settlement Statement, as defined.

     Sold Receivable. A Receivable purchased by the Purchaser until either Repurchased by the Seller, or paid in full by the Obligor.

     Subsidiary. With respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of common stock or units of ownership or beneficial interest entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person.

     Termination Date.  As defined in Section 11.1.

     UCC. The Arizona Uniform Commercial Code and, if applicable, the Uniform Commercial Code in effect in the state in which the place of business of the Seller of the respective Receivable is located, or, if such Seller has more than one place of business, the state in which such Seller has its chief executive office.

                                   ARTICLE 2
                    Amount and Terms of Purchase Commitments

     Section 2.1.  Purchase of Receivables.

     A. Sale; Effective Date of Sale. On the Closing Date, and on each Funding Date thereafter, the Purchaser shall, subject to Section 7.3 hereof, Purchase Receivables from the Seller. Purchases made on Funding Dates shall relate to all Receivables of the Seller arising since the period covered by the Settlement Statements delivered in connection with the immediately preceding Funding Date. A condition of each Purchase on any Funding Date shall be delivery by the Seller of the Receivables Servicing Settlement Statement required pursuant to Section 3.2.C on the Settlement Date immediately preceding such Funding Date. The Purchase on the Closing Date shall relate to Receivables owned by the Seller on the day immediately

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preceding the Closing Date.  No Purchase shall occur after the Termination Date as defined in Section 11.1 or if the Purchaser exercises its rights under
Section 12.2.

     B. Purchase; Transfer of Receivables. Each Purchase hereunder: (i) shall take place on the Funding Date at the office of the Purchaser at 1501 W. Fountainhead Parkway, Suite 600, Tempe, Arizona 85282, or such other place as may be mutually agreed upon by the Seller and the Purchaser; and (ii) shall include only interests in Receivables that (a) satisfy the requirements of this Agreement, including Section 7.3 hereof; and (b) arise out of sales of Products or Services by the Seller meeting the requirements set forth on Schedule B hereto. The Purchaser shall purchase the Receivables included in such Purchase and shall pay or credit to the Seller the Net Purchase Price of such Purchase in the manner described in the Receivables Purchase Settlement Statement prepared by the Purchaser in connection with such Purchase as of the Settlement Date and delivered to the Seller on the Funding Date immediately following the date of creation of such Receivables. Notwithstanding such Purchase and anything else contained in this Agreement to the contrary, Seller may elect to receive any or all of the amount due Seller on the Funding Date, as reflected on the Receivables Purchase Settlement Statement issued in connection with such Funding Date. Seller shall advise Purchaser on each Settlement Date whether or not Seller elects to receive any or all of such amount due from Purchaser. Notwithstanding that Seller may, with respect to any Funding Date, elect not to receive any or all of the amount due thereon, title to all Receivables which satisfy the requirements of this Agreement, acquired by Seller since the period covered by the Settlement Statements delivered in connection with the immediately preceding Funding Date, shall pass to Purchaser on such Funding Date. The sum at any time of (i) the aggregate Net Purchase Price of Sold Receivables that Seller has elected to receive prior to the Collection thereof by Purchaser, plus (ii) the aggregate outstanding balance of all advances made by Purchaser to or for the benefit of MCCI under the Supplemental Line of Credit, shall not exceed the Aggregate A/R and Supplemental Inventory Limit.

     C. Assignment. On each Funding Date, the Seller shall deliver to the Purchaser an Assignment, dated such date, assigning and transferring to the Purchaser all right, title and interest of the Seller in and to the Sold Receivables described in the schedule attached to such Assignment, free and clear of all security interests, liens, charges, encumbrances and rights of others other than the respective Obligor's interest in the Products and/or Services, as appropriate, relating thereto and other than as may be permitted by, and subject to the terms and conditions of, the Subordination Agreements referenced in Section 9.1.H hereof. Each Seller hereby appoints MCCI as its duly authorized agent for purposes of executing each Assignment, and each such Assignment duly executed by MCCI and delivered to Purchaser shall for all purposes be deemed executed and delivered by each Seller.

     D. Repurchase Obligation. The Seller shall be obligated to effect a Repurchase of any Sold Receivable in the event that, (i) such Sold Receivable does not at any time, either at or after the time of sale of such Sold Receivable to Purchaser, satisfy the requirements of this Agreement, including
Section 7.3 hereof (such Repurchases to be effected with respect to each such Sold Receivable on the next Funding Date or, at Purchaser's option, on the third Business Day following the dispatch of written notice by the Purchaser notifying the Seller of the details relating thereto); (ii) the Seller fails to comply in any material respect with any covenant or agreement made hereunder with respect to such Sold Receivable or any representation or warranty made by the Seller with respect to such Sold Receivable hereunder is not true in any material respect or the Seller fails to comply with any covenants or agreements contained in Section 7.5 (such Repurchases to be effected with respect to each such Sold Receivable on the next Funding Date, or, at the Purchaser's option on the third Business Day following the dispatch

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of written notice by the Purchaser notifying the Seller of the details relating thereto); (iii) if the Seller is the Collection Agent and allows a Credit Adjustment on behalf of the Purchaser with respect to such Sold Receivable and the Seller fails to pay or cause to be credited an amount equal to such Credit Adjustment to the Purchaser on the Funding Date immediately following such Credit Adjustment pursuant to Section 3.1.B(3) hereof (such Repurchase to be effected with respect to each such Sold Receivable on the Business Day immediately following such Funding Date); or (iv) notwithstanding any other provision of this Agreement, including but not limited to provisions regarding or limiting the Seller's covenants and representations and warranties, payment or the collection of payment underlying such Sold Receivable is, in whole or in part, overturned, disallowed or required to be refunded, or such Sold Receivable is in any way held illegal, invalid or unenforceable by any court or any other authority or tribunal (such Repurchase to be effected with respect to each such Sold Receivable not later than the third Business Day following dispatch of written notice by the Purchaser notifying the Seller of such event), provided, however, that no Repurchase shall be required in the case of an event specified in clause (iv) if the Seller effects a Credit Adjustment and payment to the Purchaser in the amount thereof in accordance with Section 3.1.B(3). In addition, the Seller shall be obligated to effect a Repurchase of all Sold Receivables if an Event of Default (as defined in Section 12.1 below) occurs and the Purchaser exercises its rights to cause such a Repurchase in accordance with
Section 12.2 (such Repurchase to be effected with respect to each Sold Receivable on the date specified by Purchaser in a written notice to Seller that it is exercising such right). Upon any Repurchase made pursuant to this Section 2.1.D, the Purchaser shall assign and transfer to the Seller all right, title and interest of the Purchaser in and to each Sold Receivable to be so Repurchased, free and clear of all Liens and rights of others permitted or created by the Purchaser or any Collection Agent (other than the Seller acting as Collection Agent) other than any Lien or right of any other Person in respect of any claim against the Seller and other than any interest of Purchaser pursuant to Section 5.1 of this Agreement or pursuant to the AWF, but without any other warranty on the part of the Purchaser. The provisions of this Section 2.1.D shall survive termination of this Agreement.

                                   ARTICLE 3
                      Collections; Maintenance of Records
                          Disbursements of Collections

     Section 3.1.  Collection Procedure.

     A. Appointment of Seller as Collection Agent. The Purchaser hereby appoints the Seller to act as Collection Agent with respect to Sold Receivables and the Seller hereby accepts such appointment.

     B.  Duties and Standard of Care as Collection Agent.

           (1) The Collection Agent will endeavor to collect the amount owing to the Purchaser on each Sold Receivable, as and when the same becomes due, at the Seller's cost and expense and as agent for the Purchaser, but subject at any time to the right of the Purchaser in its reasonable discretion to direct and control such activities.

           (2) In performing its functions and duties on behalf of the Purchaser as the Collection Agent, the Seller shall exercise the same care that it would exercise in the collection of Receivables for its own account, which standard of care shall not be less than either the standard of care prevalent in the industry in which the Seller engages or the standard of care that a reasonably prudent lender would exercise in the conduct of its business.

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           (3)  The Collection Agent may allow such Credit Adjustments for the
Purchaser's account as the Collection Agent may determine in good faith to be either (i) appropriate to facilitate maximum Collections or (ii) required by applicable law or any applicable Contract and may receive any Products relating thereto, subject to the Purchaser's aforesaid interests, as may be returned or rejected by, or repossessed from, the Obligors; provided, however, that any Credit Adjustment shall be reflected on each Receivables Servicing Settlement Statement prepared for the period in which the Credit Adjustment was made. To the extent the Seller does not effect a Repurchase as a result of such Credit Adjustment pursuant to the provisions of Section 2.1.D hereof, the amount of any Credit Adjustments shall be paid (or credited) by the Seller, if the Seller is the Collection Agent, to the Purchaser as of the Settlement Date immediately following the day on which such Credit Adjustment occurs, subject to the provisions of any Receivables Purchase Settlement Statement prepared by the Purchaser for such Settlement Date. With respect to each Defaulted Receivable, the Collection Agent shall have the power and authority, on behalf of the Purchaser, to take action in accordance with the Seller's standard collection policies (including, in the case of any such Receivable in respect of which a security interest in Products shall have been obtained, the repossession and resale of such Products). The Purchaser may request from time to time information relating to any such Defaulted Receivable. A Collection Agent other than the Seller may also make Credit Adjustments for the Purchaser's account with the consent of the Purchaser and if but only if Seller preapproves in writing such Credit Adjustment. Such Credit Adjustment shall be treated the same as a Credit Adjustment made by Seller as Collection Agent, including for purposes of requiring payment or credit by the Seller.

           (4) In the enforcement or collection of any Sold Receivable, the Collection Agent shall sue thereon in its own name without stating that it is an agent of the Purchaser, if possible, or, if, but only if, the Purchaser consents in writing, the Collection Agent may sue thereon stating that it is bringing such action as an agent of the Purchaser; provided, however, that nothing contained herein shall limit the Purchaser's right, exercisable in its sole discretion, to sue or proceed against any Obligor in its own name.

           (5)  The Purchaser may at any time with contemporaneous notice to
Seller: (i) notify any Obligor of the purchase by the Purchaser of any Sold Receivable hereunder; (ii) contact any Obligor for any purpose, including without limitation the performance of audits and verification analyses, and the determination of account balances and other data maintained by the Seller; (iii) direct any Obligor to make all payments in respect of Sold Receivables directly to the Purchaser at an address designated by the Purchaser, or to a third party or a bank or depositary designated by the Purchaser; and/or (iv) proceed directly against any Obligor with respect to the collection of any Sold Receivable or any related matter. In no event shall the Collection Agent knowingly take any action that would make the Purchaser a party to any litigation without the Purchaser's express prior written consent. In no event shall the Purchaser knowingly take any action that would make the Seller, solely in its capacity as Collection Agent, a party to any litigation (except for an action, suit or proceeding by the Purchaser against the Seller), without the Seller's express prior written consent.

           (6) Payments of any and all amounts from Obligors (regardless of the existence of any other obligation or indebtedness of such Obligors then owed to Seller or any other person or entity) shall be treated as Collections and shall be applied against Sold Receivables as set forth herein. Any moneys collected by the Collection Agent shall be deposited into the Collections Account and, unless Purchaser shall otherwise direct the Collection Agent, applied as a payment for the Purchase of Sold Receivables on the next Funding Date. To the extent not so applied or if the Collection Agent is otherwise directed by the Purchaser, such moneys shall be segregated by the Collection

Agent, held in trust by the Collection Agent for the Purchaser and remitted or credited to the Purchaser on the next Funding Date, subject to the provision of any Receivables Purchase Settlement Statement prepared by the Purchaser for such Settlement Date. All funds deposited into the Collections Account shall be handled in accordance with Section 4.1 hereof. All payments and all amounts received in settlement, adjustment or liquidation of any Sold Receivable will be credited by the Purchaser (subject to final collection thereof) after allowing two (2) Business Days for collection of checks or other instruments. All payments in respect of Sold Receivables of a particular Obligor shall be applied against specific items of Sold Receivables as specifically identified in writing by the Obligor thereon. If an Obligor fails to so specify, then the Collection Agent shall use its best efforts, including contacting such Obligor, to determine the appropriate application of the payment. If the proper application cannot be determined, all payments in respect of Sold Receivables shall be applied in the order of maturity thereof.

     C. Power of Attorney. The Seller hereby grants to the Purchaser an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Seller or in the Purchaser's own name all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or owned by the Seller or transmitted to or received by the Purchaser as payment on account or otherwise in respect of any Sold Receivable.

     D. Termination of Appointment. The Purchaser may at any time terminate the Seller's functions as the Collection Agent by delivery of a notice of such termination in writing to the Seller. Upon the termination of the Seller as the Collection Agent, without limitation, (i) the Purchaser, or a third party designated by the Purchaser, shall administer the administrative, servicing and collection functions with respect to Purchases from the Seller in any manner the Purchaser deems fit; (ii) the Purchaser shall, at any time thereafter, be entitled to notify the Obligors on any Sold Receivables to make payment of amounts due thereunder directly to the Purchaser at an address designated by the Purchaser or to such third party or to a bank or other depositary designated by the Purchaser; and (iii) the Seller shall, at its own expense, (x) if so requested by the Purchaser, endorse each instrument, if any, evidencing any Sold Receivable to the Purchaser in such manner as the Purchaser shall direct and (y) perform any and all acts and execute any and all documents as may be requested by the Purchaser in order to effect the purposes of this Agreement and the Purchase of Receivables and to perfect and protect the ownership interest of the Purchaser in the Sold Receivables. Any successor Collection Agent appointed hereunder shall be held to the same standard of care as is described in Section 3.1.B(2) hereof.

     Section 3.2.  Records and Reports.

     A. Maintenance of Records. The Purchaser shall have the right (but not the obligation), for the purposes hereunder described, to enter upon the Seller's premises from time to time during the term of this Agreement (such entrance to occur during normal business hours of the Seller) upon not less than twenty-four (24) hours notice to the Seller; provided, however, that if an Event of Default has occurred and is continuing, the Purchaser may enter the Seller's premises immediately (upon not less than one (1) hour's notice and without waiting for any time to cure such default to expire) during the normal business hours of the Seller. Seller hereby agrees that any representative or agent of any Person purchasing an undivided economic participation in the A/R Facility and the Supplemental Line of Credit may accompany Purchaser during any entry onto Seller's premises, as contemplated herein. The purposes for which the Purchaser may enter pursuant to the terms of this Section 3.2 are as follows: (i) to inspect, audit, check and make abstracts from the Seller's books, accounts, records or other papers pertaining to Sold Receivables; (ii) to examine the Collateral (as defined in Section 5.1 below); (iii) to appraise the Collateral as security; (iv) to verify the condition and non-use of the Collateral; (v) to verify that all Collateral has been properly accounted for; (vi) to verify that the Seller is in compliance with all terms and provisions of this Agreement; and (vii) to examine and make copies (at the Purchaser's sole expense) of the Seller's books and records relating to the transactions which are the subject of this Agreement, and for no other purposes. From time to time upon the reasonable written request of the Purchaser, the Seller, at its own expense, will deliver to the Purchaser or any agent selected by the Purchaser, as the case may be: (i) a schedule of the Sold Receivables (or Sold Receivables relating to such Obligors as the Purchaser may specify) sold by the Seller to the Purchaser indicating as to each such Sold Receivable information as to the Obligor thereon, the Outstanding Balance thereof, the location of any Contract evidencing such Sold Receivable and such other information as the Purchaser may deem appropriate; and (ii) any such Contract and such records and invoices pertaining thereto and evidence thereof as the Purchaser may deem necessary to enable Purchaser to enforce its rights thereunder. At the Purchaser's request, the Seller shall: (a) identify and hold as agent for the Purchaser at the offices of the Seller listed in Schedule A hereto (including without limitation for the purpose of protecting the Purchaser's ownership interest therein) all books, records and documents evidencing or relating to the Sold Receivables, including any underlying Contracts, and maintain a current record of all Sold Receivables owned by the Purchaser at any time in such reasonable detail and in form and substance satisfactory to the Purchaser; (b) mark the legend "Receivables owned by Deutsche Financial Services Corporation, as purchaser under a Restated and Amended Purchase Agreement, dated as of August 3, 1995" on the Seller's Aging Schedule; (c) make such additional notations on such books, records and documents as may be requested by the Purchaser to evidence the Purchaser's interest therein and, if so requested, to store the same in separate filing cabinets so marked or deliver the same to the Purchaser; and/or (d) maintain and implement administrative and operating procedures (including without limitation an ability to recreate records evidencing the Sold Receivables in the event of the destruction of the original records), and keep and maintain all documents, books, records and other information reasonably necessary for the collection of the Sold Receivables for the Purchaser.

     B. Status Reports. On each Settlement Date, the Seller shall submit to the Purchaser an Aging Schedule and such other reports as the Purchaser shall request.

     C. Receivables Servicing Settlement Statements. On each Settlement Date, the Seller shall provide to the Purchaser a Receivables Servicing Settlement Statement setting forth a summary of all Collections, Credit Adjustments and any Defaulted Receivables hereunder since the period covered by the Settlement Statements submitted on the immediately preceding Settlement Date together with such other information as the Purchaser may reasonably request for the purposes of effecting an accounting and settlement hereunder.

     D. Receivables Purchase Settlement Statements. On each Funding Date, the Purchaser shall deliver to the Seller a Receivables Purchase Settlement Statement, which shall incorporate the information contained in the Receivables Servicing Settlement Statement and which shall set forth, among other things, a summary of all Sold Receivables Purchased as of such Funding Date, the Outstanding Balance of Sold Receivables Purchased prior to such Funding Date, the Deferred Purchase Price and any moneys due either the Purchaser or the Seller.

     Section 3.3. Collection Fees. In consideration of its agreement to act as a Collection Agent, Seller shall be paid a Collection Fee which will be payable in installments as agreed to by the Purchaser and the Collection Agent and which shall be specified in the applicable Receivables Purchase Settlement Statement. Collection Fees shall be set forth in such Receivables Purchase Settlement Statements; provided that any expenses incurred or assumed by the Purchaser in connection with the collection of the Receivables sold by the Seller, or any other amounts due the Purchaser from the Seller hereunder, may be deducted from any Collection Fee and credited to the Purchaser. The Collection Fees are provided as compensation for services rendered and expenses incurred by the Seller in connection with its function as the Purchaser's Collection Agent. Following the termination of the Seller as a Collection Agent, the Seller shall not continue to earn any Collection Fees.

     Section 3.4.  Manner and Time of Payments.

     A. Payments to Seller. The Purchaser shall pay the amounts that are payable to the Seller hereunder, if any, on the Funding Date in immediately available funds deposited to the account of the Seller listed in Section 13.2 hereof, subject to the provisions of any Receivables Purchase Settlement Statement prepared by the Purchaser in connection with any Purchase effected on or prior to such date.

     B. Payments to Purchaser. The Seller shall pay the amounts that are payable by the Seller to the Purchaser hereunder, if any, on the Funding Date in immediately available funds, deposited to the account of the Purchaser listed in
Section 13.2 hereof, no later than 11:00 a.m., Arizona time, subject to the provisions of any Receivables Purchase Settlement Statement prepared by the Purchaser in connection with any Purchase effected on or prior to such date.

     C. Monthly Reconciliation. On the fifteenth (15th) day of each calendar month, the parties shall reconcile all settlements made during the immediately preceding calendar month. If any adjustments need to be made to any such settlement, it shall occur as of the next Funding Date following the reconciliation.

                                   ARTICLE 4
                Collections Account and Deferred Purchase Price

     Section 4.1. Collections Account. Pursuant to an agreement in form and substance satisfactory to the Purchaser, the Seller will authorize the Depositary to operate a lockbox (the "Lockbox") under which moneys collected by the Seller will be presented and collected for the benefit of the Purchaser. The Seller shall request its customers to forward remittances to it addressed to the Lockbox assigned to it by the Depositary. The Seller shall also maintain in its name the Collections Account at the Depositary, which shall be blocked in favor of the Purchaser pursuant to an agreement in form and substance satisfactory to Purchaser so that the only disbursements to be made against the Collection Account will be in favor of the Purchaser, and which shall contain moneys collected in the Lockbox. So long as this Agreement is in effect and until all Sold Receivables shall have either been collected in full or otherwise discharged in a manner satisfactory to the Purchaser, the Seller shall have no right to withdraw any funds in the Collections Account.

     Section 4.2.     Deferred Purchase Price.

          (1) The Deferred Purchase Price (the "Deferred Purchase Price") shall at all times be an amount equal to a percentage of the Outstanding Balances of all Sold Receivables as determined in accordance with Schedule B attached hereto, and the Seller shall be obligated to replenish the Deferred Purchase Price so that the Deferred Purchase Price at all times meets the requirements of this Section 4.2 and Schedule B. A calculation of the then current Deferred Purchase Price shall be set forth in each Receivables

Purchase Settlement Statement, the form of which is attached as Exhibit IV hereto. Seller hereby acknowledges that all fees and charges payable by Seller in connection with the Purchase of the Sold Receivables described in subpart (e) of Schedule B are in addition to any discounts, interest and/or payment delay periods payable by Seller or granted in favor of Purchaser as the case may be, in connection with Purchaser's financing of the purchase of Products by the Obligor which result in the Sold Receivables, the terms of which have been separately disclosed and agreed to by Seller.

           (2) The Purchaser shall maintain records with respect to the Deferred Purchase Price for Purchases by the Purchaser hereunder, the amount of adjustments to the Deferred Purchase Price and the amount of any Deferred Purchase Price paid or credited to the Seller.

           (3) During the term of this Agreement, the Purchaser may offset the Deferred Purchase Price against any amounts due to the Purchaser from the Seller under this Agreement (i.e., the Charged Off amount of any Sold Receivables), and upon the termination of this Agreement in accordance with Article 11 and subject to the provisions of Article 12, any portion of the Deferred Purchase Price remaining after such offset and after the liquidation of the Sold Receivables, shall be paid by the Purchaser to the Seller within thirty (30) days of the completion of such liquidation; provided, however, that the Purchaser's exercise of its right to offset shall in no way limit the Seller's obligations under this Agreement, and such exercise by the Purchaser shall not limit the exercise by the Purchaser of any other rights or remedies contained herein.

     Section 4.3. Investment Earnings. The Lockbox and the Collections Account may be interest bearing, and the Seller shall be entitled to any interest earned thereon and subject to Articles 5 and 12 below, the Purchaser shall not have any interest in such earnings, nor shall the Purchaser be deemed to have guaranteed any minimum return. The Seller shall be responsible for all costs and expenses associated with or incurred in connection with the establishment or maintenance of the Lockbox and the Collections Account, and all taxes accruing on the interest earned on the funds in the Collections Account.

                                   ARTICLE 5
                               Security Interest

     Section 5.1. Sale; Grant of Security Interest. The parties hereto intend that the Purchase by Purchaser of Sold Receivables pursuant to this Agreement shall constitute a sale under all applicable laws. Notwithstanding such intent, if for any reason the Sold Receivables are not under applicable law deemed to have been Purchased by Purchaser, Purchaser shall be deemed to have made a loan to Seller in the amount of the purchase price paid to Seller, as secured by the following grant of security in Seller's assets. To secure all of Seller's current and future debts to Purchaser, whether under this Agreement or any current or future guaranty or other agreement, including without limitation all obligations of Seller arising in connection with this Agreement, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including Repurchase obligations pursuant to Section 2.1.D, indemnification obligations pursuant to Section 10.1 and payments on account of Collections received, the Seller hereby assigns and grants to the Purchaser a security interest in all of the Seller's right, title and interest now or hereafter existing in, to and under all inventory, equipment, fixtures, accounts (including without limitation all Sold Receivables), contract rights, chattel paper, instruments, documents of title, deposit accounts, reserves and general intangibles, now owned or hereafter acquired, and all attachments, accessions, parts, accessories, substitutions and replacements thereto, and all proceeds thereof, and to the extent related to the property described above, all books, correspondence, credit files, records, invoices and other papers and documents, including without limitation, to the extent so related, all tapes, cards, computer runs, computer programs and other papers and documents in the possession or control of Seller or any computer bureau from time to time acting for Seller, and to the extent so related, all rights in, to and under all policies of insurance, including claims of rights to payments thereunder and proceeds therefrom, including any credit insurance, and all proceeds thereof (the "Collateral"). To the extent so defined, the above assets shall have the same meanings as in Article 9 of the UCC as adopted by the State of Arizona. The Seller will hold all of the Collateral in trust for the Purchaser and will account for and remit directly to the Purchaser all such proceeds when payment is required under terms of this Agreement. The Purchaser's lien or security interest will not be impaired by any payments the Seller may make to any other person or entity. This Agreement shall constitute a security agreement under applicable law with regard to the security interest granted pursuant to this Section 5.1.

                                   ARTICLE 6
                         Seller's Affirmative Covenants

     The Seller covenants and agrees that, unless the Purchaser shall otherwise give its express prior written consent, until each Sold Receivable has been Repurchased, Charged Off or paid in full, the Seller shall comply with and perform in accordance with all covenants contained in this Article 6.

     Section 6.1. Financial Statements and Other Reports. The Seller is a member of a consolidated group of entities for financial reporting purposes consisting of MicroAge, Inc., and its Subsidiaries (the "Consolidated Group"). The Seller will cause the Consolidated Group to maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements of the Consolidated Group in conformity with GAAP. The Seller will deliver to the Purchaser such financial statements and other reports and certifications relating to the Consolidated Group or the Receivables as the Purchaser may reasonably request from time to time (the Seller shall advise, in writing, its independent auditors, that the Seller is providing copies of its certified financial statements to the Purchaser), as well as:

           (i) promptly upon any officer of the Seller obtaining knowledge or becoming aware of a material adverse change in the business, operations, properties, business prospects, or condition (financial or otherwise) of MicroAge, Inc. and its Subsidiaries, taken as a whole, or of an occurrence of a breach of Seller's obligations under this Agreement, an Officer's Certificate specifying the nature and period of existence of any such breach, condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed breach, event or condition, and what action, if any, MicroAge, Inc. or the Seller has taken, is taking and proposes to take with respect thereto;

           (ii) thirty days' notice prior to the Seller's changing its name or any name under which it does business or relocating its chief executive offices (within the meaning of Section 47-9103(C)(4) of the UCC) or relocating the books, records and documents evidencing the Receivables owned or to be purchased by the Purchaser hereunder;

           (iii) prior to the implementation of any material change in the Seller's policies, procedures or practices with respect to extending credit to its customers, making Credit Adjustments or collecting amounts owed by customers, a written description of such proposed change at least thirty (30) days in advance of such change;

           (iv) with reasonable promptness, such other information, reports or documents concerning the Receivables which are owned or to be purchased by the

Purchaser hereunder, the underlying Contracts, or the credit or collection policies, practices and procedures of the Seller, as the Purchaser may from time to time reasonably request; and

           (v) such other information respecting the financial condition or operations of the Consolidated Group and Seller as the Purchaser may from time to time reasonably request.

     Section 6.2. Financial Covenants. Seller covenants and agrees with Purchaser that:

           (i) The Consolidated Group shall at all times maintain, on a consolidated basis, a Tangible Net Worth plus Subordinated Debt in a combined amount of not less than the sum of (a) One Hundred Forty Five Million Dollars ($145,000,000) plus (b) seventy- five percent (75%) of the cumulative positive consolidated Net Income for each fiscal quarter, commencing with the fiscal quarter beginning August 1, 1995 (Net Losses for any fiscal quarter shall not, however, reduce the minimum amount required under this clause (i)). For purposes of this Section 6.2: (w) "Tangible Net Worth" means the net book value of the Consolidated Group's assets and liabilities, determined on a consolidated basis, in accordance with GAAP consistently applied, excluding from such assets all Intangibles; (x) "Intangibles" means and includes general intangibles (as that term is defined in the Uniform Commercial Code), good will, prepaid expenses, deposits, licenses, covenants not to compete, the excess of cost over book value of acquired assets, franchise fees, organizational costs, capitalized research and development costs, accounts receivables and advances due from officers, directors, employees, stockholders and affiliated companies, leasehold improvements in excess of Five Million Dollars ($5,000,000), net of depreciation and such similar items as Purchaser may from time to time determine; (y) "Subordinated Debt" means the indebtedness of the Consolidated Group which is subordinated to payment of its liabilities to the Purchaser, as agreed to in writing by the Purchaser, and (z) "Net Income" and "Net Loss" mean the net income or net loss of the Consolidated Group for such period determined in conformity with GAAP.

           (ii) The Consolidated Group shall at all times maintain, on a consolidated basis, Net Working Capital of not less than (a) Ninety Million Dollars ($90,000,000) plus (b) fifty percent (50%) of the cumulative positive consolidated Net Income for each fiscal quarter commencing with the fiscal quarter beginning August 1, 1995 (Net Losses for any fiscal quarter shall not, however, reduce the minimum amount required under this clause (ii)). "Net Working Capital", for purposes of this Agreement, means the excess of current assets over current liabilities, both determined in accordance with GAAP, provided that there shall not be included in current assets, any loans or advances made by the Consolidated Group to any person or entity, nor any asset (except Collateral in process of delivery) located outside the United States, Canada and Puerto Rico; but there shall be included in current assets, amounts owing by persons or entities located outside the United States, Canada and Puerto Rico, which arise from sales made by the Consolidated Group in the ordinary course of business.

           (iii) The Consolidated Group shall at all times maintain, on a consolidated basis, a ratio of (a) the sum of (I) total liabilities plus (II) that portion of the Outstanding Balance of all Sold Receivables which Seller has elected to receive if Seller has received any or all of the amount due prior to Collection of such Sold Receivables by Purchaser pursuant to the third sentence of Section 2.1.B, to (b) Tangible Net Worth, of less than five (5) to one (1) (the "Leverage Ratio").

           (iv) The Consolidated Group shall at all times maintain, on a consolidated basis, a ratio of (a) the sum of (I) current assets, plus (II) the Outstanding Balance of all Sold Receivables to (b) the sum of (III) current liabilities plus (IV) that portion of the Outstanding Balance of all Sold Receivables which Seller has elected to receive if Seller has received any or all of the amount due prior to Collection of such Sold Receivables by Purchaser pursuant to the third sentence of Section 2.1.B, of not less than one and one tenth (1.1) to one (1).

           (v) Without Purchaser's prior written consent, no member of the Consolidated Group will (a) redeem, retire, purchase or otherwise acquire directly or indirectly any of the capital stock of MicroAge, Inc. in an amount greater than ten percent (10%) of the Consolidated Group's Tangible Net Worth immediately prior to the date of any such transaction; or (b) make any stock dividend payments in an amount greater than ten percent (10%) of the Consolidated Group's Tangible Net Worth immediately prior to the date of any such transaction. The provisions of this Subsection (v) will in no way be deemed a waiver of any of the financial covenants contained in Section 6.2.

           (vi) The Seller shall provide the Purchaser with monthly internally prepared profit and loss statements, cash flow statements and balance sheets for the Consolidated Group within thirty (30) days following the end of each calendar month during the term of this Agreement (except for the month of the Seller's fiscal year end when such statements shall be provided to the Purchaser in accordance with the filing of the Consolidated Group's Annual Report on Form 10-K with the United States Securities and Exchange Commission). The Purchaser acknowledges that the parent entity of the Consolidated Group, MicroAge, Inc., is a publicly held company, and that all information provided to the Purchaser under this Section 6.2 will not be available to the public and shall be subject to the provisions of Section 13.9. The Purchaser's receipt of such information subjects it to the provisions of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, including Section 10(b) of such Act and Rule 10b-5 promulgated thereunder.

           (vii)   Article 12 notwithstanding, a breach by the Seller under this
Section 6.2 shall be deemed to be a nonmonetary Event of Default, and, upon receipt of a written notice of default from the Purchaser that it is in default under this Section 6.2, the Seller shall have sixty (60) days to cure such default. The Seller shall notify the Purchaser as soon as practicable should its ability to maintain any of the covenants under this Section 6.2 be materially jeopardized.

           (viii) If the Seller changes one or more of the accounting principles used in the preparation of its financial statements, because of a change mandated by the Financial Accounting Standards Board or GAAP, then an Event of Default relating to financial covenants contained in this Section 6.2 shall not be considered an Event of Default if the required ratio or amount would have been complied with had the Seller continued to use GAAP employed at the date of the most recently audited financial statements prior to the date of this Agreement. Immediately upon any such change, the Seller and the Purchaser shall adjust the affected covenant to most accurately restate the affected covenant under the new accounting principles. The Seller represents that it has no knowledge of the existence of any such change currently mandated or proposed to be mandated by the Financial Accounting Standards Board or GAAP.

     Section 6.3. Corporate Existence, etc. Subject to Section 7.5 hereof, the Seller will at all times preserve and keep in full force and effect its corporate existence and all licenses, rights and privileges relating to Sold Receivables, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and with respect to better assuring the validity, enforceability and collectibility of Sold Receivables.

     Section 6.4. Compliance with Laws, etc. The Seller will comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which would adversely affect the validity, enforceability or collectibility of Sold Receivables.

     Section 6.5. Transfer of Receivables. The Seller shall take all steps necessary or, in the opinion of the Purchaser, advisable to validate or protect the ownership interest of the Purchaser in, or to defeat the assertion by any third party of any adverse claims with respect to, the Sold Receivables or any underlying Contracts; and the Seller hereby irrevocably authorizes the Purchaser to execute and deliver, in the Seller's name and on the Seller's behalf, such instruments and documents (including bills of sale and assignments) necessary or desirable to evidence or protect the Purchaser's ownership interest in the Sold Receivables and, if an Event of Default by the Seller hereunder has occurred and is continuing, to execute and file, in the Seller's name and on the Seller's behalf, financing statements (including amendments and continuation statements) under the UCC (or similar law where the UCC is not enacted) in such jurisdictions where it may be necessary to validate or protect the Purchaser's
position as owner of such Sold Receivables.   The Seller shall execute and
deliver such additional documents and shall take such further action as the Purchaser may reasonably request to effect or evidence the transfer of the Sold Receivables and shall execute and deliver to the Purchaser such powers-of-attorney as may be necessary or appropriate to enable the Purchaser to endorse for payment any check, draft or other instrument delivered in payment of any amount under or in respect of a Sold Receivable. If, at any time, the Seller receives any cash or checks, drafts or other instruments for the payment of money on account or otherwise in respect of Sold Receivables, the Seller shall segregate such cash and other items, hold such cash and other items (properly endorsed, where required, so that such items may be collected by the Purchaser) in trust for the Purchaser, and promptly deposit same in the Collections Account.

     Section 6.6. Assignment of Contracts. The Seller hereby assigns to the Purchaser the Proportion (as defined below) of all rights of the Seller under each Contract underlying a Sold Receivable relating to the collectibility of payments thereunder, security interests and other liens created in connection therewith and the enforcement thereof, but the Purchaser does not and shall not thereby assume any obligations of the Seller under any such Contract. "Proportion" as used in the preceding sentence means the percentage (including 100%) which the Purchaser's interest in the relevant Receivable bears to one hundred percent (100%) thereof; if the Proportion assigned to the Purchaser hereunder is less than one hundred percent (100%), such Proportion shall represent an undivided interest in all such rights. Such assignment shall include without limitation security interests in favor of the Seller in any property (including without limitation any Goods) securing any Sold Receivable, whether pursuant to the contract underlying such Sold Receivables or otherwise, and all terms and conditions of this Agreement shall be deemed applicable to such assigned security interests generally in the same manner and to the same extent as applied to the related Sold Receivable.

                                   ARTICLE 7
                          Seller's Negative Covenants

     Until each Sold Receivable has been Repurchased, Charged Off or paid in full, unless the Purchaser shall otherwise give prior written consent, the Seller will perform all covenants contained in this Article 7.

     Section 7.1. Character of Business. The Seller will make no material change (i) in the character of the business carried on by it, or (ii) in its general policies, procedures or practices with respect to extending credit to its customers or collecting amounts owed by customers, in each case, as in effect on the date of this Agreement, that in any case referred to in clause (i) or (ii) would adversely affect the validity, enforceability or collectibility of the Sold Receivables or materially adversely affect the ability of the Seller to perform its obligations hereunder.

     Section 7.2. Modification of Contracts. Except as set forth in Section 3.1.B(3), the Seller will not amend, modify or waive any term or condition of any Contract underlying any Sold Receivable, which amendment, modification or waiver would adversely affect the validity, enforceability or collectibility of such Receivable or adversely affect the Purchaser's right to collect any Sold Receivables.

     Section 7.3. Quality of Receivables. The Seller will not sell to the Purchaser any Receivable that: (i) is not, prior to sale, owned by the Seller; or (ii) relates to Contracts or contractual obligations not entered into by the Seller in the ordinary course of business. The Seller will not sell to the Purchaser any Receivable, and the Seller shall Repurchase in accordance with
Section 2.1.D any Sold Receivable that: (i) is not generated by the sale of Products or the rendering of Services meeting or maintaining the requirements set forth in Schedule B hereto; (ii) is, or becomes, evidenced by a promissory note or other document or instrument (other than a Contract); (iii) does not conform with applicable laws, rules or regulations or is based on a Contract that does not conform with applicable laws, rules or regulations; (iv) is, or becomes, a Defaulted Receivable; (v) all Receivables of any Obligor if fifty percent (50%) or more of the Outstanding Balance of all such Obligor's Receivables are, or become, Defaulted Receivables; (vi) is, or becomes, a Receivable with respect to which the Seller is engaged in any dispute or warranty claim or which is subject to any lien, claim, security interest (other than as may be permitted by, and subject to the terms and conditions of, the Subordination Agreements referenced in Section 9.1.H hereof), offset, counterclaims or defense; (vii) permits the Obligor to pay less than the Outstanding Balance for any reason other than a Credit Adjustment; (viii) does not satisfy the requirements of Sections 8.5 and 8.9 hereof in all respects;
(ix) if the Obligor is Investment Grade, will cause the sum of the Outstanding Balances of the Sold Receivables of such Obligor, its parent, subsidiaries and affiliates, to exceed ten percent (10%) of the sum of the Outstanding Balances of all Sold Receivables then owned by the Purchaser; (x) if the Obligor is Non-Investment Grade, will cause the sum of the Outstanding Balances of the Sold Receivables of such Obligor to exceed four percent (4%) of the Outstanding Balances of all Sold Receivables then owned by the Purchaser; (xi) the Purchase of which by the Purchaser, or the sale of which by the Seller, is subject to any order, judgment or decree of any court, arbitrator or similar tribunal or governmental authority, or is the subject of any proceedings before any such court, arbitrator or similar tribunal or governmental authority, purporting to enjoin or restrain the Purchaser from making any Purchase, the Seller from selling such Receivable or the Collection Agent or the Purchaser from making any Collection of such Receivables. The Purchaser may from time to time, in its discretion, upon notification to the Seller, withdraw its approval of any or all of the Obligors.

     Section 7.4. Financial Statements. The Seller will not permit the Consolidated Group to prepare any financial statements which shall account for the transactions contemplated hereby in a manner that is inconsistent with the Purchaser's ownership interest in the Sold Receivables.

     Section 7.5. Restriction on Fundamental Changes. The Seller will not enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or sell, lease or otherwise dispose of its assets as an entirety or substantially as an entirety, without the express prior written consent of the Purchaser, which consent shall not be unreasonably withheld; except that the Seller may be merged with any direct or indirect wholly-owned Subsidiary of the Seller without the express prior written consent of the Purchaser, provided that, in the case of such a merger, the Seller shall be the continuing or surviving corporation and the Seller shall have given the Purchaser not less than 3 days prior written notice thereof.

     Section 7.6. Seller's Interest. The Seller will not retain any interest in any Sold Receivable hereunder and each sale of a Sold Receivable hereunder shall be of all of Seller's right, title and interest in such Sold Receivable.

                                   ARTICLE 8
                    Seller's Representations and Warranties

     In order to induce the Purchaser to enter into this Agreement and to make the Purchases, the Seller represents and warrants to the Purchaser that the following statements are true, correct and complete:

     Section 8.1.  Organization, Powers and Good Standing.

     A. Organization and Powers. The Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Seller has all requisite corporate power and authority to own and operate its properties, to carry on its business as such business is now conducted and as it is proposed to be conducted hereunder, to enter into this Agreement and to carry out the transactions contemplated hereby.

     B. Good Standing. The Seller is in good standing wherever necessary to carry on its present business and operations, except in jurisdictions in which the failure to be in good standing has and will have no material adverse effect on the conduct of the business of the Seller or any adverse effect on the validity, enforceability or collectibility of any Sold Receivable.

     Section 8.2.  Authorization of Sales, etc.

     A. Authorization of Sales. The execution, delivery and performance of this Agreement and the sales of Receivables sold and to be sold to the Purchaser hereunder and the grant of the security interest in the Collateral have been duly authorized by all necessary corporate action by the Seller.

     B. No Conflict. The execution, delivery and performance by the Seller of this Agreement and the sales of Receivables do not and will not: (i) violate any provision of law applicable to the Seller, the Certificate of Incorporation or Bylaws of the Seller, or any order, judgment or decree of any court or other agency of government binding on the Seller; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under or permit an acceleration or increased amortization of any obligation of the Seller; (iii) result in or require the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Seller except as provided herein; or (iv) require any approval of stockholders or any approval or consent of any Person under any obligation of the Seller or Contract to which the Seller is a party other than approvals or consents that have been obtained and disclosed in writing to the Purchaser.

     C. Governmental Consents. The execution, delivery and performance by the Seller of this Agreement and the Purchases of Receivables do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body or other Person, other than a filing with certain Secretaries of State and other jurisdictions evidencing the Purchase of

Receivables hereunder, and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

     D. Binding Obligation. This Agreement creates and constitutes legal, valid and binding obligations of the Seller, enforceable in accordance with its terms.

     Section 8.3. No Material Adverse Change. Since October 30, 1994, there has been no change in the business, operations, properties, business prospects or condition (financial or otherwise) of the Consolidated Group or Seller that could reasonably be expected to have a materially adverse effect on the Consolidated Group, taken as a whole, or on the Seller.

     Section 8.4. Governmental Regulation. The Seller is not subject to any regulation pursuant to any federal, state or other statute or regulation or similar restriction limiting its ability to sell Receivables or otherwise to consummate the transactions contemplated hereby.

     Section 8.5. Protection of Ownership Interest. All filings or other actions under the UCC have been made or taken in each jurisdiction that are necessary or appropriate to validate and protect the Purchaser's ownership interest in and rights to collect any and all Sold Receivables and the proceeds thereof; the Purchaser has a valid and protected ownership interest in the Sold Receivables and the proceeds thereof, free and clear of all security interests, liens, charges, encumbrances or rights of others except as otherwise provided herein; and no effective financing statement or other instrument similar in effect covering all or any part of the Sold Receivables has been filed or recorded at any location except as has been filed or recorded from time to time in favor of the Purchaser in accordance with this Agreement and except such as may be permitted by, and subject to the terms and conditions of, the Subordination Agreements referenced in Section 9.1.H hereof.

     Section 8.6. Office Locations. As of the date hereof, the chief executive office of the Seller is located at the address of the Seller's business office appearing in Schedule A hereof, and the books, records and documents evidencing the Receivables to be sold hereunder are located at the Seller's business offices located at the addresses appearing in Schedule A hereof.

     Section 8.7. Taxes, etc. There is no federal, state or local law or ordinance under which any Receivable which is to be sold to the Purchaser under this Agreement shall be subjected to any property, excise, sales or other tax, assessment or governmental charge. To the extent any such Receivable is or becomes subject to any such tax, assessment or governmental charge, the Seller hereby agrees to pay all such taxes, assessments and governmental charges.

     Section 8.8. Disclosure. No representation or warranty of the Seller contained in this Agreement or any other document, certificate or written statement furnished to the Purchaser by or on behalf of the Seller (or known to the Seller in the case of any document not furnished by or on behalf of the Seller) in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading. There is no fact known to the Seller (other than matters of a general economic nature) that materially adversely affects the business, operations, property, assets or condition (financial or otherwise) of the Seller and its Subsidiaries, taken as a whole, that has not been disclosed herein or in such other documents, certificates and statements furnished to the Purchaser for use in connection with the transactions contemplated hereby.

All information the Seller has supplied to the Purchaser to permit the Purchaser to make its own independent investigation of the financial condition and affairs of the Seller, the Receivables and the Obligors to the best of Seller's knowledge in connection with the making of the Purchases hereunder is true and correct and contains no untrue statement of a material fact and does not omit to state any material fact to the best of Seller's knowledge required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

     Section 8.9. Receivables Valid and Binding; No Litigation. Each Receivable which is to be sold to the Purchaser hereunder constitutes or will at the time of sale constitute the legal, valid and binding obligation of the Obligor with respect thereto. Each such Receivable complies and will at the time of sale comply with the provisions of all applicable laws and regulations, whether federal, state or local, applicable thereto, other than provisions as to which the failure to comply would not adversely affect the validity, enforceability or collectibility of the Receivables, and satisfies and will at the time of sale satisfy the requirements of Section 7.3 hereof in all respects. Each such Receivable is denominated and payable in Dollars.

There are no known counterclaims or rights of set-off limiting the right of the Purchaser to collect the Outstanding Balance, as adjusted for Credit Adjustments, of each such Receivable. To the best of the Seller's knowledge, there is no order, judgment or decree of any court, arbitrator or similar tribunal or governmental authority purporting to enjoin or restrain the Purchaser from making any Purchase, the Seller from selling any Receivable or the Collection Agent or the Purchaser from making any Collection, or which might otherwise adversely affect the Seller's ability to perform its obligations hereunder. To the best of the Seller's knowledge, there are no proceedings before any court, arbitrator or similar tribunal or governmental authority seeking to enjoin or restrain the Purchaser from making any Purchase, the Seller from selling any Receivable or the Collection Agent or the Purchaser from making any Collection, or which might otherwise adversely affect the Seller's ability to perform its obligations hereunder.

     Section 8.10. Satisfaction of Conditions Precedent. At the time of each Purchase hereunder, each of the conditions precedent to such Purchase will have been (i) waived in writing by the Purchaser, or (ii) satisfied.

                                   ARTICLE 9
                            Conditions To Purchases

     Section 9.1. Conditions to Initial Purchases. The obligation of the Purchaser to make its initial Purchase is, in addition to the conditions precedent specified in Sections 9.2 and 9.3 hereof, subject to prior or concurrent satisfaction of the following conditions. On or before the Closing Date, the Seller shall deliver to the Purchaser:

     A. Evidence satisfactory to the Purchaser that the Seller is duly organized and existing under the laws of the Seller's state of incorporation, along with evidence satisfactory to the Purchaser that the Seller is in good standing wherever necessary to carry on its present business and operations, except in jurisdictions in which the failure to be in good standing has and will have no material adverse effect on the conduct of the business of the Seller or any adverse effect on the validity, enforceability or collectibility of any Sold Receivable;

     B. Resolutions of the Board of Directors of the Seller approving and authorizing the execution, deliver and performance of this Agreement and the sales of Receivables to be made hereunder, certified as of the Closing Date by its corporate secretary or an assistant secretary;

     C. Signature and incumbency certificates of the officers of the Seller executing this Agreement;

     D. A certificate copy of each Request for Information or Copies (Form UCC-11) (or a similar search report certified by the appropriate filing officer or a similar certificate of counsel admitted to practices in the appropriate jurisdiction) listing the Financing Statements filed with respect to any Receivables (or similar search reports for jurisdictions where the UCC is not enacted), and showing that no Financing Statements have been filed with respect to, and presently cover, such Receivables (except those filed pursuant to this Agreement or as may be otherwise approved by the Purchaser);

     E.  Executed copies of this Agreement;

     F. Original executed copies of one or more favorable written opinions of counsel, substantially in the form of Exhibit II hereto, satisfactory to the Purchaser, dated as of the Closing Date;

     G. The Purchaser shall have received from the Seller acknowledgement copies of all Financing Statements (Form UCC-1) filed with respect to Receivables sold hereunder on the Closing Date in each jurisdiction where necessary or appropriate to perfect the Purchaser's ownership interest in such Receivables (or evidence of the satisfaction of such similar filing or other requirements as may be so necessary in each jurisdiction where the UCC is not enacted);

     H. The Purchaser shall have received duly executed Subordination Agreements, in form and substance satisfactory to Purchaser in its sole discretion, which Subordination Agreements shall completely subordinate the right, title and interest of such other persons in and to any Receivables which are sold to the Purchaser hereunder to the right, title and interest of the Purchaser in and to the Purchaser's interest in such Sold Receivable; and

     I. As of the close of business on the day immediately preceding the Closing Date, the Seller shall deliver the reports required by Section 3.2.C with respect to the Receivables to be purchased on the Closing Date.

     Section 9.2. Conditions to All Purchases. The obligation of the Purchaser to make each Purchase, including the initial Purchase, is subject to the following further conditions precedent:

     A.  The Purchaser shall have received, in accordance with the provisions of
Section 2.1 as of any Settlement Date, an originally executed Assignment relating to such Purchase, signed by the chief executive officer, the chief financial officer, the treasurer, the general counsel or any other authorized officer or designee of the Seller on behalf of the Seller.

     B.  As of the date of any Purchase:

1. The representations and warranties of the Seller contained herein shall be true, correct and complete in all material respects on and as of the date of Purchase to the same extent as though made on and as of that date;

2. All Receivables sold by the Seller hereunder shall comply in all respects with Section 7.3 hereof;

3. No event shall have occurred and be continuing or would result from the consummation of the Purchase contemplated by such Assignment that would constitute an Event of Default or permit the acceleration or the increased amortization of the obligations created, or but for the passage of time or the giving of notice or both would constitute an Event of Default or permit the acceleration or the increased amortization of the obligations created, under this Agreement or any other agreement to which the Seller or the Purchaser is a party;

4. The Seller shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed by it on or before such date of Purchase; and

5. There shall not have occurred and be continuing an Event of Default by the Seller under this Agreement.

     C. Anything in this Agreement to the contrary notwithstanding, Purchaser shall have no obligation to make any Purchase unless one or more financial institution(s) acceptable to Purchaser shall have entered into, and performs its obligations under, a participation agreement(s) mutually acceptable to Purchaser and such financial institution(s) pursuant to which the Purchaser shall sell to such financial institution(s) an undivided economic participation in that portion of the aggregate A/R Facility and Supplemental Line of Credit and the Regular Line of Credit which exceeds $200,000,000.00. The Purchaser may only exercise its rights under this Section 9.2.C (absent the failure of any other conditions to Purchase) upon ninety (90) days' prior Notice to the Seller, and at the end of any such ninety (90) day period, the Aggregate A/R and Supplemental Inventory Limit and the Regular Line of Credit will be automatically reduced by the amount of the terminated or nonperforming participation agreement(s), as the case may be. The Purchaser and the Seller hereby agree that notwithstanding the participation agreement between the Purchaser and any participant, the Seller shall have no duty or obligation to communicate to any such participant, and all Notices, reports, and other communications between the Seller and the Purchaser shall be made without regard to any such participant.

     Section 9.3. Conditions to Certain Purchases. The obligation of the Purchaser to make Purchases, including the initial Purchase, from the Seller hereunder is subject to the Purchaser's receipt, on the Closing Date, and upon the reasonable request of the Purchaser thereafter, of original executed copies of one or more favorable written opinions of counsel, as to the manner of perfection of the Purchaser's ownership interest in the Sold Receivables, satisfactory to the Purchaser and dated as of such Closing Date, or subsequent Settlement Date with respect to subsequent opinions.

                                   ARTICLE 10
                           Indemnities By The Seller

     Section 10.1. Right to Indemnification. Without prejudice to any other rights that the Purchaser may have hereunder or under applicable law, the Seller agrees to indemnify, pay and hold the Purchaser and the employees and agents of the Purchaser (collectively called the "Indemnitees") harmless from and against, any and all liabilities, obligations, losses, damages (including consequential damages with respect to (i) below only), penalties, actions, judgments, suits, claims, costs and expenses (including without limitation the reasonable fees and disbursements of counsel for such Indemnitees and costs of investigation and accountants), which may be imposed on, incurred by, or asserted against that Indemnitee in connection with: (i) any actions taken by the Seller individually or as the Collection Agent, in connection with the collection of Sold Receivables; (ii) any dispute, claim, offset or defense of any Obligor (other than as a result of the Obligor's bankruptcy or insolvency) to the payment of any Receivable owned by the Purchaser (including without limitation a defense based on such Receivable or the underlying Contract not being the legal, valid and binding obligation of such Obligor enforceable against such Obligor in accordance with its terms), in either case other than as a result of an act or omission of the Purchaser not required or permitted under this Agreement; (iii) any other claim resulting from the sale of the Products and Services underlying the Receivable

(including without limitation any warranty or product liability claims); or (iv) any breach by the Seller of any of the terms, covenants, conditions or representations of this Agreement; provided that the Seller shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of that Indemnitee. The obligations of the Seller pursuant to this Section 10.1 shall survive any termination of this Agreement.

     The Purchaser agrees to indemnify and hold the Seller and the employees and agents of the Seller harmless from and against any claims, demands, damages or assertions of liability asserted by any third parties (excluding any affiliated companies of the Seller) of any kind or nature whatsoever, including reasonable attorneys' fees, resulting from any breach by the Purchaser of any of the terms, covenants, conditions or representations of this Agreement; provided that the Purchaser shall have no obligation hereunder with respect to indemnificated liabilities arising from the gross negligence or willful misconduct of the Seller, or any of its employees or agents. The obligations of the Purchaser pursuant to this Section 10.1 shall survive any termination of this Agreement.

     Section 10.2. Notification of Potential Liability. Each party will make good faith efforts to identify potential situations involving possible liability under this Article 10, and to determine the amount, if any, of such liability or obligations, and will, upon learning of such potential situations, promptly advise the the party.

     Section 10.3. Litigation. The Seller agrees at its expense, at the Purchaser's request, to cooperate with the Purchaser in any action, suit or proceeding brought by or against the Purchaser relating to any of the transactions contemplated by this Agreement or to any of the Sold Receivables owned by the Purchaser (other than an action, suit or proceeding by the Seller against the Purchaser). In addition, the Seller agrees to notify the Purchaser and the Purchaser agrees to notify the Seller, at the Seller's expense, promptly upon learning of any pending or threatened action, suit or proceeding if the judgment or expenses of defending such action, suit or proceeding would be covered by Section 10.1 and (except for an action, suit or proceeding by the Seller against the Purchaser) to consult with the Purchaser, concerning the defense and prior to settlement; provided, however, that if (i) the Seller shall have acknowledged that Section 10.1 would cover any judgment or expenses in any action, suit or proceeding and (ii) in the Purchaser's sole determination, the Seller has the financial ability to satisfy such judgment or expenses, then the Seller shall have the right, on the Purchaser's behalf but at the Seller's expense, to defend such action, suit or proceeding with counsel selected by the Seller and shall have sole discretion as to whether to litigate, appeal or enter into an exclusively monetary settlement; and provided further that (i) the Purchaser's failure to provide any notice pursuant to this Section 10.3 shall not affect the indemnification of any party by the Seller hereunder, and (ii) the Seller's sole and exclusive remedy in the event of any such failure to give notice by the Purchaser shall be a separate action against the Purchaser for damages actually incurred by the Seller as a direct result of the Purchaser's failure to provide such notice.

     Section 10.4. Seller to Remain Obligated. Anything herein to the contrary notwithstanding: (i) the Seller shall remain responsible and liable under the Sold Receivables (and any Contracts relating thereto) to the extent set forth in such Contracts or otherwise to perform all of its duties and obligations thereunder to the same extent as if such Sold Receivables had not been sold to the Purchaser hereunder; (ii) the exercise by the Purchaser of any of its rights hereunder shall not release the Seller from any of its duties or obligations under such Sold Receivables or Contracts; and (iii) the Purchaser shall not have any obligation or liability under such Sold Receivables or Contracts by reason of the purchase of such Sold Receivables hereunder, nor shall the Purchaser be obligated to perform any of the obligations or duties of the Seller thereunder.

                                   ARTICLE 11
                                  Termination

     Section 11.1. Termination. Absent termination of this Agreement pursuant to Article 12, this Agreement shall continue in full force and effect through August 2, 1998. Thereafter, this Agreement will remain in full force and effect until the date which is ninety (90) days after a Party gives written notice to the other that this Agreement is terminated upon the expiration of such ninety
(90) days (the "Termination Date" shall be the date of termination of the Agreement pursuant to this Article 11). Subject to the provisions of Article 12, no termination of this Agreement under this Article 11 shall affect any other obligations hereunder of any Party (including Repurchase obligations, performance of collection services and the requirements to deliver Settlement Statements or other documents) other than the Purchaser's obligation to make further Purchases, and payments of any and all amounts from Obligors with respect to Sold Receivables (regardless of the existence of any other obligation or indebtedness of such Obligors then owed to the Seller or any other person or entity) to the Seller shall continue to be treated as Collections and shall be applied to repayment of Sold Receivables as set forth herein.

                                   ARTICLE 12
                               Events of Default

     Section 12.1. Events of Default. Any of the following events will constitute an Event of Default by the Seller under this Agreement:

           (i) The Seller materially breaches any of the terms, warranties or representations contained in this Agreement;

           (ii) Any representation, statement, report or certificate made or delivered on behalf of the Seller by any of its representatives, employees or agents to the Purchaser to the terms of this Agreement is not true and correct in any material aspect;

           (iii) The Seller fails to pay any of the liabilities or indebtedness owed to the Purchaser when and as due and payable under this Agreement;

           (iv) The Purchaser determines in good faith that it is materially insecure with respect to any of the Collateral;

           (v)     The Seller abandons any material portion of the Collateral;

           (vi) An attachment, sale or seizure is issued against the Collateral in an amount greater than One Million Dollars ($1,000,000.00);

           (vii) The Collateral in an amount greater than One Million Dollars ($1,000,000.00) is seized or taken in execution;

           (viii)  The Seller ceases or suspends normal business operations;

           (ix) The Seller becomes insolvent or voluntarily or involuntarily becomes subject to the Federal Bankruptcy Code, any state insolvency law or similar law, or makes a general assignment for the benefit of creditors, and with respect to any such case or proceeding that is involuntary, such case or proceeding is not dismissed within ninety (90) days of the filing thereof; provided, however, that any Purchases to be made during such ninety (90) day period shall only be made upon receipt of the applicable court's approval;

           (x) The Seller misrepresents in any material aspect, its financial condition or organizational structure;

           (xi) The Seller is in default under any of its obligations to the Purchaser under any other agreement between them (including, without limitation, the AWF) and the applicable cure period thereunder, if any, has expired; or

           (xii) The Seller is in default under any of its obligations to IBM Credit Corporation under any agreement between them (including, without limitation, any Agreement for Wholesale Financing) and the applicable cure period thereunder, if any, has expired.

     Section 12.2.  Remedies.  In the Event of Default by the Seller under
Section 12.1, either before the Termination Date or after the Termination Date but before all Sold Receivables have either been collected in full or otherwise discharged in a manner satisfactory to the Purchaser, except as provided in
Section 6.2 hereof, the Purchaser shall notify the Seller in writing that the Seller is in default under this Agreement and the Seller shall have three (3) Business Days after receiving such notice to cure any monetary defaults, and thirty (30) Business Days after receiving such notice to cure any nonmonetary defaults; provided, however, that notwithstanding that any cure period applicable to an Event of Default as provided above is in effect, the Seller shall not be entitled to any cure period with respect to, and an immediate Event of Default shall be deemed to have occurred upon the occurrence of, the Events of Defaults described in Section 12.1 (viii), (ix),(xi), or (xii). If any Event of Default is not cured within the time period specified above, if any (with respect to 12.1 (viii), (ix), (xi), or (xii) Purchaser may act immediately upon the occurrence of the Event of Default): (i) Purchaser may, at any time of its election, without notice or demand to the Seller, do any one or more of the following: (i) cease making Purchases hereunder; (ii) demand that the Seller immediately Repurchase all of the Sold Receivables, (iii) apply a default interest charge to the Seller's outstanding indebtedness to the Purchaser hereunder equal to the lesser of six and one-half percent (6.5%) per annum in excess of the Prime Rate, or the highest lawful contract rate of interest permitted by applicable law, (iv) offset any amounts due to the Seller hereunder from the Purchaser against any amounts due to the Purchaser from the Seller under any other agreement between them, or (v) exercise any or all rights under applicable law, including without limitation, the right to foreclose on the Collateral (including the Deferred Purchase Price) and apply it to the Seller's Repurchase obligation. All the Purchaser's rights and remedies are cumulative. The Purchaser's failure to exercise any of its rights or remedies hereunder will not waive any of its rights or remedies as to any past, current or future Event of Default. If the Purchaser sells any of the Collateral, the commercial reasonableness of such sale shall be determined in accordance with the provisions of the UCC as adopted by the State of Arizona.

     Section 12.3. Default by the Purchaser. If the Purchaser fails to materially perform any of the obligations required by it hereunder, or if the Purchaser materially breaches any of the terms, warranties or representations contained herein, and after written notification of such default is received by the Purchaser, the Purchaser shall have (i) three (3) Business Days after receiving such notice to cure any monetary default and (ii) thirty (30) Business Days after receiving such notice to cure any nonmonetary default. If the Purchaser fails to cure any such default within the time period specified in this Section 12.3, then the Seller may immediately terminate this Agreement. Such termination, however, shall not affect any other obligations hereunder of any party (including performance of collection services and the requirements to deliver Settlement Statements or other documents) other than the obligation of the Seller to sell to Purchaser Receivables after such termination, and payments of any and all amounts from Obligors with respect to

Sold Receivables (regardless of the existence of any other obligation or indebtedness of such Obligors then owed to the Seller or any other person or entity) to the Seller shall be treated as Collections and shall be applied as set forth herein. In addition, any expenses incurred by the Seller as a result of a default by the Purchaser hereunder shall be the responsibility of, and immediately upon demand be reimbursed by, the Purchaser.

                                   ARTICLE 13
                                 Miscellaneous

     Section 13.1. Costs, Expenses and Taxes. The Seller agrees to pay on demand all reasonable costs and expenses in connection with the preparation and review, execution, delivery, filing, recording and administration of this Agreement and the other documents to be delivered hereunder, including (a) all reasonable costs and expenses of the Purchaser in connection with the maintenance by the Purchaser of, and the obligations of the Purchaser in connection with, the Collections Account and (b) all other costs and expenses of the Purchaser in connection with enforcement hereof and the other documents to be delivered hereunder and the collection of the Receivables purchased hereunder, including accountants' and attorneys' fees and expenses. In addition, the Seller shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording hereof and the other documents to be delivered hereunder, and agrees to defend and to save the Purchaser, and its agents (including without limitation any Person other than the Seller acting as Collection Agent) and employees harmless from and against any and all liabilities with respect to or resulting from any delay in paying or any omission to pay such taxes and fees. The obligations of the Seller under this Section 13.1 shall survive the termination of this Agreement. Seller shall not be responsible for any costs or expenses incurred by any of Purchaser's participants.

     Section 13.2. Addresses. All Notices provided for hereunder shall be in writing (including facsimile transmissions or telegraphic or telex communications) and mailed (return receipt requested), telecopied, telegraphed, telexed or delivered, as appropriate, to each party at the address set forth as follows or at such other address as the party affected may designate in a written notice to the other parties hereto complying as to delivery with the terms of this Article 13 (all such notices delivered to MCCI in accordance with this Section 13.2 shall be deemed delivered to each Seller). All such Notices and fund transfers shall be effective when received.

If Notice to the Purchaser:

     Deutsche Financial Services Corporation
     1501 W. Fountainhead Parkway, Suite 600
     Tempe, Arizona  85282
     Attention:  Regional Vice President
     Facsimile No.:  (602)968-3639

     With a copy to:

     Deutsche Financial Services Corporation
     655 Maryville Centre Drive
     St. Louis, MO 63141-5832
     Attention:  General Counsel
     Facsimile No.:  (314) 523-3190

If Notice to the Seler:

     MicroAge Computer Centers, Inc.
     2400 S. MicroAge Way
     Tempe, Arizona 85282
     Attention:  Corporate Counsel

     With a copy to:

     Vice President and Treasurer
     2400 S. MicroAge Way
     Tempe, Arizona 85282
     Facsimile No.:  (602) 929-2467

     And a copy to:

     Senior Vice President and Chief Financial Officer
     2400 S. MicroAge Way
     Tempe, Arizona 85282
     Facsimile No.:  (602) 929-2467

All funds transfers shall be made as follows:

If Funds Transfer to the Purchaser:

     First Interstate Bank of Arizona, N.A.
     Scottsdale, Arizona  85252
     ABA 555501009
     Account No. 230412443

If Funds Transfer to the Seller:

     First Interstate Bank of Arizona, N.A.
     Tempe, Arizona
     ABA 122100011
     Account No. 082318819

     Section 13.3. Further Cooperation. The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable or that the Purchaser may reasonably request, in order to perfect, protect or more fully evidence the Purchaser's right, title and interest in and to the Sold Receivables owned by the Purchaser hereunder or to enable the Purchaser to exercise or enforce any such rights. The Purchaser, at the expense of the Seller, will promptly execute and deliver any release or termination statement required under the UCC when this Agreement shall have terminated and all Sold Receivables shall have either been collected in full or otherwise discharged in a manner satisfactory to the Purchaser.

     Section 13.4. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall, to the extent permitted by law, not in any way be affected or impaired thereby.

     Section 13.5. Amendments and Waivers. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Seller therefrom, shall in any event be effective unless the same shall be in writing and signed by the Seller and the Purchaser, and then such waiver or consent shall be effective only in the specified instance and for the specific purpose for which given.

     Section 13.6. Cumulative Rights. All rights and remedies of the parties hereto under this Agreement shall, except as otherwise specifically provided herein, be cumulative and nonexclusive of any rights and remedies which they may have under any other agreement or instrument, by operation of law, or otherwise.

      Section 13.7. Effectiveness; Governing Law. This Agreement shall become effective when it shall have been executed and delivered by all parties hereto and thereafter shall be binding upon and inure to the benefit of the Seller and the Purchaser and their respective successors and assigns, except that the Seller shall have no right to assign its rights hereunder or any interest herein without the prior written consent of the Purchaser, which consent may in the discretion of the Purchaser be withheld. Purchaser may assign or participate a portion of Purchaser's interest in the A/R Facility and the Supplemental Line of Credit to a third party without Seller's consent so long as Purchaser's remaining interest in the A/R Facility and Supplemental Line of Credit after such assignment or participation is at least One Hundred Million Dollars ($100,000,000.00); provided, however, that Purchaser may assign or participate a portion of its interest in the A/R Facility and the Supplemental Line of Credit to a third party (other than an affiliate of the Purchaser) which would result in Purchaser retaining, after such assignment or participation, less than a One Hundred Million Dollar ($100,000,000.00) interest in the A/R Facility and Supplemental Line of Credit, only with the prior written consent of the Seller. This Agreement shall be governed by, and construed in accordance with, the law of the State of Arizona applicable to contracts made and performed in such state, except to the extent that the validity, enforceability or collectibility of any Sold Receivable, the treatment as a sale of any Purchase of Receivables or the enforceability of any remedies in respect thereof are governed by the laws of a jurisdiction other than the State of Arizona and would be adversely affected by the application of the laws of the State of Arizona, in which event and to such extent this Agreement shall be governed by the laws of the jurisdiction other than the State of Arizona to which such matters are subject.

     Section 13.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

     Section 13.9. Confidentiality. The Purchaser and the Seller each shall hold all non-public information obtained pursuant to this Agreement and the transactions contemplated hereby or effected in connection herewith in accordance with customary procedures for handling confidential information of this nature and in any event may make disclosure reasonably required by any bona fide transferee or prospective transferee in connection with the contemplated transfer of any Sold Receivable or participation in this Agreement by the Purchaser or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each party hereto shall notify the other parties hereto of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Purchaser by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information to permit the party affected to contest such disclosure, if possible; provided further that in no event shall the Purchaser be obligated or required to return any materials furnished by the Seller.

      Section 13.10. No Affiliation. The Purchaser and the Seller each hereby represents and warrants that neither the Purchaser nor the Seller is under common control or ownership with the other. Neither the Seller nor the Purchaser shall have any right or authority to bind the other or create any obligation or responsibility, express or implied, on behalf of the other, or in the other's name, except as may be herein expressly permitted. Nothing stated in this Agreement shall be construed as constituting the Seller and the Purchaser as partners or joint venturers, or as creating the relationship of employer and employee, master and servant, franchisor and franchisee, or principal and, except for Seller being Collection Agent, agent between the Seller and the Purchaser.

     Section 13.11. List of Schedules and Exhibits. The following Schedules and Exhibits are attached to this Agreement and are incorporated herein by this reference:

               Schedule A - Seller's Business Offices
               Schedule B - Customer Requirements
               Exhibit I - Form of Notice of Assignment
               Exhibit II - Form of Opinion of Counsel
               Exhibit III - Form of Receivables Servicing Settlement Statement
               Exhibit IV - Form of Receivables Purchase Settlement Statement
               Exhibit V - Aging Schedule

     Section 13.12. Joint and Several Liability. Each Seller shall be obligated and responsible for the performance of each other Seller under this Agreement, and a default by any Seller shall be a default by each other Seller.

     Section 13.13. Limitation on Damages. Except as may be expressly provided for in this Agreement or any other agreement between them, neither the Purchaser nor the Seller shall be liable to the other for consequential or punitive damages.

     Section 13.14. Original Agreement. This Agreement amends and supplements the Original Agreement. If the terms hereof conflict with the terms of the Original Agreement, the terms of this Agreement will govern.

     Section 13.15. WAIVER OF JURY TRIAL. EACH OF SELLER AND PURCHASER HEREBY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) OF ANY TYPE IN WHICH SELLER AND PURCHASER ARE PARTIES AS TO ALL MATTERS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT EXECUTED IN CONNECTION HEREWITH.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement by their officers thereunto duly authorized as of the date first above written.


SELLER                    MICROAGE COMPUTER CENTERS, INC.

                         By: /s/ Curtis J. Scheel
                             --------------------------------
                         Title:  Vice President and Treasurer

                         MICROAGE SOLUTIONS, INC.

                         By: /s/ Curtis J. Scheel
                             --------------------------------
                         Title:  Vice President and Treasurer

                         MCSA, INC.

                         By: /s/ Curtis J. Scheel
                             --------------------------------
                         Title:  Vice President and Treasurer

                         MCSB, INC.

                         By: /s/ Curtis J. Scheel
                             ----------------------------------
                         Title:  Vice President and Treasurer

                         MCSJ, INC.

                         By: /s/ Curtis J. Scheel
                             ----------------------------------
                         Title: Vice President and Treasurer

                         MCSP, INC.

                         By: /s/ Curtis J. Scheel
                             ----------------------------------
                         Title: Vice President and Treasurer

                         MCSQ, INC.

                         By: /s/ Curtis J. Scheel
                             ----------------------------------
                         Title:  Vice President and Treasurer

                         KELLY MICRO SYSTEMS, INC.

                         By: /s/ Curtis J. Scheel
                             ----------------------------------
                         Title:  Vice President and Treasurer


                         MCST, INC.

                         By: /s/ Curtis J. Scheel
                            -----------------------------------
                         Title:  Vice President and Treasurer

PURCHASER               DEUTSCHE FINANCIAL SERVICES CORPORATION

                         By: /s/ Stephen H. Patyk
                         --------------------------------------
                         Title:  AGM Vice President

                                   SCHEDULE A

                            CHIEF EXECUTIVE OFFICES


MicroAge Computer Centers, Inc.
2400 S. MicroAge Way, Tempe, Arizona  85282

MCSA, Inc.
2400 S. MicroAge Way, Tempe, Arizona  85282

MCSB, Inc.
2400 S. MicroAge Way, Tempe, Arizona  85282

MCSJ, Inc.
2400 S. MicroAge Way, Tempe, Arizona  85282

MicroAge Solutions, Inc.
2400 S. MicroAge Way, Tempe, Arizona  85282

MCSP, INC.
2400 S. MicroAge Way, Tempe, Arizona  85282

MCSQ, INC.
2400 S. MicroAge Way, Tempe, Arizona  85282

KELLY MICRO SYSTEMS, INC.
2400 S. MicroAge Way, Tempe, Arizona  85282
25 Musick, Irvine, California 90701 (Accounts records)

MCST, INC.
2400 S. MicroAge Way, Tempe, Arizona  85282

                                   SCHEDULE B

                             CUSTOMER REQUIREMENTS

In order to qualify for Purchase, Receivables must fall into one of the following categories:

a. Receivables generated by sale of Goods taking place under the MicroAge Computer Centers, Inc. HQF (Headquarters Financed) or LAS (Large Account Services) programs (including MIS, MicroAge Infosystems Services).

b. Receivables generated by sale of Goods by MicroAge Solutions, Inc., MCSA, Inc., MCSB, Inc., MCSJ, Inc., MCSQ, Inc., MCSP, Inc. and MCST, Inc., collectively known as MAS.

c. Receivables generated by sale of Goods by MicroAge Computer Centers, Inc. to a member of its reseller network.

d.     Receivables generated by sale of Goods by Kelly Micro Systems, Inc.

e. Receivables generated by sale of Goods by MicroAge Computer Centers, Inc. to a member of its reseller network which sale is financed for such member by Purchaser or IBM Credit Corporation and which Receivables represent the obligation of Purchaser or IBM Credit Corporation to MicroAge Computer Centers, Inc. as a result of the financed sale of Goods as described.

The Deferred Purchase Price on each category shall be as follows:

a.     15%

b.     15%

c.     15%

d.     15%

e.     5%